Exhibit 4.2
CONSENT OF INDEPENDENT AUDITORS
We hereby consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form F-8 (File No. 333-129218) filed with the United States Securities and Exchange Commission, as amended on December 15, 2005, January 20, 2006 and on or about February 27, 2006, and to the incorporation by reference therein of our report dated February 14, 2005 relating to the consolidated financial statements, and the financial statement schedule of Inco Limited as at December 31, 2004, 2003 and 2002 and for each of the years in the three-year period ended December 31, 2004 and management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as at December 31, 2004 which appears on page 134 of Inco Limited’s Annual Report on Form 10-K for the year ended December 31, 2004.
/s/   PricewaterhouseCoopers LLP
Chartered Accountants
Toronto, Ontario
February 27, 2006
PricewaterhouseCoopers refers to the Canadian firm of PricewaterhouseCoopers LLP and the other member firms of PricewaterhouseCoopers International Limited, each of which is a separate and independent legal entity.